Exhibit 3.19(b)

CERTIFICATE OF MERGER

Providing for the Merger of

READY MIX CONCRETE COMPANY OF KNOXVILLE

(a Tennessee corporation)

with and into

CONCRETE X ACQUISITION, INC.

(a Delaware corporation)

Pursuant to Section 252 of Delaware the General Corporation Law (“DGCL”), Concrete X Acquisition, Inc., a Delaware corporation, does hereby certify the following for the purposes of merging the corporations listed:

FIRST: The names and states of incorporation of the constituent corporations are as follows:

Name of Corporation:	State:
Ready Mix Concrete Company of Knoxville (“Old Knoxville”)	Tennessee
Concrete X Acquisition, Inc.	Delaware

SECOND: An Acquisition Agreement and Plan of Reorganization, dated as of September 15, 1999 (the “Merger Agreement”), has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 252 of the DGCL.

THIRD: The surviving corporation shall be Concrete X Acquisition, Inc., which surviving corporation shall be governed by the laws of the State of Delaware.

FOURTH: The Certificate of Incorporation of Concrete X Acquisition, Inc. shall be the Certificate of Incorporation of the surviving corporation, except that the Certificate of Incorporation of Concrete X Acquisition, Inc. shall be amended as follows:

“FIRST: The name of the Corporation is Ready Mix Concrete Company of Knoxville.”

FIFTH: The executed Merger Agreement is on file at the principal place of business of the surviving corporation, which is located at 1300 Post Oak Boulevard, Suite 1220, Houston, Texas 77056.

SIXTH: A copy of the Merger Agreement will be furnished by the surviving corporation, on request and without cost, to any shareholder of either constituent corporation.

SEVENTH: The authorized capital stock of Old Knoxville consists of 5,000 shares of Common Stock, $10.00 par value per share.

IN WITNESS WHEREOF, Concrete X Acquisition, Inc. has caused this Certificate of Merger to be executed this 15th day of September, 1999.

CONCRETE X ACQUISITION, INC.

By:	/s/ Donald Wayne

Donald Wayne, President